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                                                                      Exhibit 23
                        CONSENT OF INDEPENDENT AUDITORS


     We hereby consent to the incorporation by reference in the Registration Statements (No. 33-64705, 333-30511, 333-15725 and No. 33-60230) on Form S-3 and
(No. 333-24917 and No. 33-60232) on Form S-8 of Berger Holdings, Ltd. of our report dated March 28, 2002 relating to the consolidated balance sheets of Berger Holdings, Ltd. as of December 31, 2001 and 2000 and the related consolidated statements of operations, stockholder's equity and cash flows and related financial statement schedule for each of the years in the three year period ended December 31, 2001, which report is incorporated by reference in the December 31, 2001 Annual Report on Form 10-K of Berger Holdings, Ltd.

                                          /S/ KPMG LLP

Philadelphia, Pennsylvania
March 28, 2002